Exhibit 23.2

Deloitte Anjin LLC 9F., One IFC, 10, Gukjegeumyung-ro, Youngdeungpo-gu, Seoul 07326, Korea Tel: +82 (2) 6676 1000 Fax: +82 (2) 6674 2114 www.deloitteanjin.co.kr

AUDIT REPORTS INCLUDED IN AN ANNUAL REPORT ON FORM 20-F ARE

INCORPORATED BY REFERENCE IN AN AMENDMENT TO A REGISTRATION

STATEMENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-226345 on Form F-4 of our report dated April 30, 2018 relating to the consolidated financial statements of Woori Bank and its subsidiaries (collectively, the “Bank”) and the effectiveness of the Bank’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Woori Bank for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Anjin LLC

November 9, 2018

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”), its network of member firms, and their related entities. DTTL and each of its member firms are legally separate and independent entities. DTTL (also referred to as “Deloitte Global”) does not provide services to clients. Please see www.deloitte.com/kr/about to learn more about our global network of member firms.

Deloitte Touche Tohmatsu Limited is a private company limited by guarantee incorporated in England & Wales under company number 07271800, and its registered office is Hill House, 1 Little New Street, London, EC4a, 3TR, United Kingdom.